EXHIBIT 1



     Pursuant to Item 8, the members of the group that have filed this Schedule 13G pursuant to Rule 13d-1(d) are:

       (i) SIBV/MS Equity Investors, L.P.;

      (ii) Morgan Stanley Equity Investors Inc.;

     (iii) The Morgan Stanley Leveraged Equity Fund II, L.P.;

      (iv) Morgan Stanley Leveraged Equity Fund II, Inc.; and

       (v) Morgan Stanley Dean Witter & Co.










                                 Page 13 of 14